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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 2, 2000, with respect to the financial statements of the Sprint Spectrum Albany, Syracuse and Manchester Markets (wholly owned by Independent Wireless One Corporation since their acquisition in 2000 from Sprint Spectrum L.P.), included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-58902) and related Prospectus of IWO Holdings, Inc. related to the offer to exchange all outstanding 14% senior notes due 2011 for new 14% senior notes due 2011.


                                          /s/ Ernst & Young LLP

Kansas City, Missouri

July 6, 2001